Artesian Resources Corporation Reports First Quarter 2026 Results

Newark, Delaware, May 5, 2026 – Artesian Resources Corporation (Nasdaq: ARTNA), a leading provider on the Delmarva Peninsula of water and wastewater services, and several other related business services, today announced earnings results for the first quarter of 2026.

First Quarter Results

Diluted net income per share increased 7.5% to $0.57, compared to $0.53 for the same period in 2025.  Net income for the three months ended March 31, 2026 was $5.9 million, a $0.5 million, or 9.2%, increase compared to net income recorded during the three months ended March 31, 2025.

Revenues totaled $27.8 million for the three months ended March 31, 2026, $1.9 million, or 7.3%, more than revenues for the three months ended March 31, 2025.

Water sales revenue increased $1.5 million, or 7.3%, primarily the result of temporary rate increases as permitted under Delaware law, until permanent rates are determined by the Delaware Public Service Commission, or DEPSC, and an increase in the number of customers served.

Other utility operating revenue increased approximately $0.2 million, or 6.2%, primarily due to an increase in revenue related to industrial wastewater services and an increase in wastewater revenue associated with additional residential and commercial customers.

Non-utility operating revenue increased approximately $0.2 million, or 9.5%, primarily due to an increase in Service Line Protection Plan, or SLP Plan, revenue, primarily the result of an increase in the number of customers participating in the SLP Plans and an increase in fees that were placed into effect on January 1, 2026.

Operating expenses, excluding depreciation and income taxes, increased $0.9 million, or 5.7%.  Utility operating expenses increased $0.8 million, or 6.7%, primarily the result of increased costs associated with payroll and employee benefit costs, supply and treatment costs and transmission, distribution and collection systems cost, partially offset by a decrease in administrative costs.

Federal and state income tax expense increased $0.2 million, or 11.2%, primarily due to higher pre-tax book income.

Other income decreased $0.2 million, primarily due to a decrease in patronage refunds on the company’s lines of credit and loan volume and a decrease in allowance for funds used during construction, or AFUDC, as a result of lower long-term construction activity subject to AFUDC.

Capital Expenditures

As part of Artesian’s ongoing effort to ensure high-quality reliable service to customers, $13.1 million was invested in the first three months of 2026 in water and wastewater infrastructure projects.  These investments include installation of new mains, services and hydrants, renewals associated with the rehabilitation of aging infrastructure, upgrading and replacing our meter reading equipment, installation of wastewater force mains, upgrading existing pumping and treatment stations, including PFAS treatment upgrades, and construction of new wastewater treatment plants, to better serve our customers.

“Investment in critical water and wastewater infrastructure is essential to providing safe, reliable service and meeting evolving regulatory standards” said Nicki Taylor, Chair, President and CEO. “These investments address aging infrastructure, support water quality and help maintain the long-term resilience of our operations while supporting responsible growth for the communities we serve.”

About Artesian Resources
Artesian Resources Corporation operates as a holding company of wholly-owned subsidiaries offering water and wastewater services, and several other related core business services, on the Delmarva Peninsula.  Artesian Water Company, the principal subsidiary, is the oldest and largest regulated water utility on the Delmarva Peninsula and has been providing water service since 1905.  Artesian Water Company supplies 9.7 billion gallons of water per year through 1,515 miles of main to over a third of Delawareans.

Forward Looking Statements
This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, recovery of investments in water utility plant and increased operating costs in rates charged to customers as presented in our current filing before the Delaware Public Service Commission, our growth strategy, our expectations regarding infrastructure investments, and continued growth in our business and the number of customers served.  These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: changes in weather, changes in our contractual obligations, changes in government policies, the timing and results of our rate requests, failure to receive regulatory approval, changes in economic and market conditions generally and other matters discussed in our filings with the Securities and Exchange Commission.  While the Company may elect to update forward-looking statements, we specifically disclaim any obligation to do so and you should not rely on any forward-looking statement as representation of the Company’s views as of any date subsequent to the date of this release.

Contact:
Virginia Eisenbrey
(302) 453-6900
VEisenbrey@artesianwater.com